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                            AMERICAL SECURITIES, INC.
                               290 Seventh Avenue
                         San Francisco, California 94118

March 25, 2002

Taffy Williams, Ph.D.
President & CEO
Photogen Technologies, Inc.
140 Union Square Dr.
New Hope, PA 18938

Re: Mergers and Acquisitions and Certain Other Transactions

Dear Taffy:

         Reference is made to the letter agreement dated January 16, 2002 and accepted January 17, 2002 between AmeriCal Securities, Inc. ("AmeriCal") and Photogen Technologies, Inc. (the Company") (the "1/02 Agreement"). Thank you for discussing a potential collaboration between the Company and AmeriCal. As discussed we share you believe that the imaging of vulnerable plaque is the next frontier in diagnostic cardiology. Based on the preliminary data that you have provided us, PH-50 in conjunction with other diagnostic imaging modalities such as electron beam tomography, appears a promising approach to this solve this problem and we are confident that we can assist you in realizing your objectives.

         As an incentive for AmeriCal to assist the Company in quickly raising capital, the parties have agreed that the 1/02 Agreement is amended and restated to read in its entirety as follows (as so amended and restated, and as the agreement may be further amended from time to time, the "Agreement"):

         "This letter sets forth our agreement whereby AmeriCal will act as exclusive agent to assist the Company in the acceleration of the development of PH-50 diagnostics and therapeutics which may include one or more of the following transactions: the sale of assets and/or equity securities of the Company, the issuance or exchange of equity securities of the Company or an affiliate in a transaction involving a partnership, limited liability company, joint venture, merger, the sale or licensing of all or a portion of the Company's rights to PH-50, written or oral contractual relationships relating to the exploitation of PH-50, the acquisition or recapitalization of the Company or any other form of corporate transaction with one or more third parties that may achieve the Company's goal as stated below, excluding however, any transaction covered by the separate agreement, dated the date hereof, between AmeriCal and the Company (the "Financings Engagement Agreement") regarding financings (any one or more of the foregoing included matters is individually or collectively referred to as a "Transaction").

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[****]       Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange Act of 1934, as amended.

         While it is recognized that PH-50 has the potential to be developed as a diagnostic and therapeutic agent, it is also recognized that to fully realize this potential will take years and likely in excess of $100 million. Thus it is thus likely that the optimal development of PH-50 therapeutics may require greater financial and technical resources that are currently available to the Company. The goal of this engagement is to identify target enterprises with convergent interests and to structure a business relationship meeting the objectives outlined above.

         Any Transaction is subject to the execution of definitive documents satisfactory to the Company, the purchasers or other third parties to the Transaction and AmeriCal. The definitive agreements will contain representations, warranties and covenants of the parties, conditions and indemnification provisions customary in transactions of similar type and size.

         The engagement of AmeriCal hereunder may be terminated upon 30 days prior written notice given by the Company at any time after March 20, 2003 or at any time immediately upon written notice from AmeriCal. Unless the engagement had been previously terminated by AmeriCal in which case AmeriCal shall be entitled to no compensation, if, prior to the termination of AmeriCal's engagement hereunder or for a period of one year after such termination, the Company enters into a definitive agreement with respect to a Transaction with any person, firm or entity (whether or not such person, firm or entity is found by, or such Transaction is facilitated by, AmeriCal) and such Transaction is then or thereafter consummated, the Company shall pay to AmeriCal a fee equal to [****]% of the Transaction Value (as hereinafter defined) deemed hereunder to have been received by the Company under such Transaction; provided, however, that AmeriCal shall not be entitled to any compensation under this Agreement in respect of any transaction for which compensation is paid to AmeriCal under the Financings Engagement Agreement.

         Fees shall be payable to AmeriCal not later than 10 days after the related payments under a Transaction are received by the Company. However, in the case of a sale of assets or securities of the Company, the fee shall be paid simultaneously with such sale. For purposes of this Agreement, the term "Transaction Value" of a Transaction means the aggregate payments deemed to be received by the Company under and during the entire term of the Transaction, including, but not limited to, payments made to the Company or any of the Company's affiliates or designees; PROVIDED, HOWEVER, that in the case of product sales or royalties received under license agreements only, after the fifth anniversary of the date on which the first payment is received by the Company, no further payments shall be considered to be part of the Transaction Value.

                                       2

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[****]       Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange Act of 1934, as amended.

         For purposes of this Agreement, the Company shall be deemed to have received Transaction Value in the amount of all payments actually received by the Company, its affiliates or designees for the sales price of its securities or assets or PH-50 or any royalty payment or fee actually received by the Company under any license, joint venture or contractual arrangement relating to PH-50, including any payment of cash or issuance of securities as a result of the Company achieving any milestone; PROVIDED, HOWEVER, that there shall not be included in Transaction Value any payment made to the Company in reimbursement of the Company's expenses, including delivery charges or taxes.

         The Company also agrees to reimburse AmeriCal for all out-of-pocket expenses of AmeriCal relating to the performance of AmeriCal's services hereunder, including travel expenses and legal fees and disbursements of counsel retained by AmeriCal in connection with the matters contemplated by this Agreement, promptly after submission to the Company of reasonable documentation of such expenses, provided that such fees and expenses shall not exceed $[****] in the aggregate subject to the Company's authorization, not to be unreasonably withheld, of any expense item in excess of $[****].

         The services to be rendered by AmeriCal are on a best efforts basis and the Company acknowledges that AmeriCal is not making any representation or guarantee that any person will purchase any assets or securities of the Company at any time through the efforts of AmeriCal or otherwise.

         The Company agrees that it will not disclose, and will not include in any public announcement the name of any purchaser or offeree, unless and until such disclosure is required by applicable law or applicable regulation, and then only to the extent of such requirements.

         Each party agrees to maintain all non-public and proprietary information obtained hereunder confidential and not to use such information for any purpose other than to evaluate the proposed transaction. Notwithstanding the foregoing, AmeriCal may disclose such information pursuant to applicable law, regulation, subpoena or administrative investigation. The foregoing restriction shall not apply to any such information which becomes generally known to the public for any reason whatsoever other than a breach hereof by AmeriCal.

         The Company agrees to indemnify AmeriCal in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement which Indemnification Provisions are incorporated herein and made a part hereof and which shall survive any amendment, restatement, termination or expiration of this Agreement.

         This Agreement may not be amended or modified, except by an instrument in writing signed by each of AmeriCal and the Company.

                                       3

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         This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law principles. Each party hereby irrevocably submits to the jurisdiction of any court of the State of California, County of San Francisco or the United States District Court for the Northern District of California in connection with any suit, action or proceeding arising out of this Agreement.

         This Agreement shall be binding upon AmeriCal and the Company and shall inure to the benefit of their respective successors and assigns. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and it supersedes all prior and/or contemporaneous understandings and agreements with respect to such subject matter, all of which are merged here.

         Please indicate your agreement with the terms of this letter by signing a copy of this letter in the space set forth below and returning it to the undersigned.

                                           Sincerely,

                                           AMERICAL SECURITIES, INC.

                                           By: /s/ Charles Engelberg
                                              ---------------------------------
                                                   Charles Engelberg, M.D.
                                                   Director of Corporate Finance

         The foregoing accurately sets forth our understanding and agreement with respect to matters set forth herein.

Accepted this 25th day of March , 2002.

PHOTOGEN TECHNOLOGIES, INC.

By: /s/ Taffy Williams
   --------------------------------
       Taffy Williams, Ph.D
       President and CEO

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                           INDEMNIFICATION PROVISIONS

         Photogen Technologies ("PHGN") agrees to indemnify and hold harmless AmeriCal Securities, Inc. ("AmeriCal") to the fullest extent permitted by law, from and against, and AmeriCal shall not have any liability to PHGN, or its owners, parents, creditors or security holders for, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit proceeding or investigation (whether or not in connection with litigation in which AmeriCal is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) AmeriCal's acting for PHGN, including, without limitation, any act or omission by AmeriCal in connection with its acceptance of or the performance or non-performance of its obligations under the agreement dated March 25, 2002, between PHGN and AmeriCal, as it may be amended from time to time (the "AGREEMENT"), (b) any transaction, including the sale of the assets or securities of PHGN, (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from any disclosure document used in connection with the sale of securities of PHGN or similar statements or omissions in or from any other information furnished by PHGN to AmeriCal or any prospective purchaser or (d) any use of proceeds; PROVIDED, HOWEVER, such indemnity agreement shall not apply to (i) AmeriCal for any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of AmeriCal or to have resulted primarily and directly from written information furnished to PHGN by or on behalf of AmeriCal with respect to AmeriCal expressly for use in any securities offering document of PHGN.

         These Indemnification Provisions shall be in addition to any liability which PHGN may otherwise have to AmeriCal and shall extend to all of AmeriCal's affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to AmeriCal in these Indemnification Provisions shall be understood to include any and all of the foregoing.

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         If any action, suit, proceeding or investigation is commenced, as to which AmeriCal proposes to demand indemnification, it shall notify PHGN with reasonable promptness; PROVIDED, HOWEVER, that any failure by AmeriCal to notify PHGN shall not relieve PHGN from its obligations hereunder unless such failure prevents the presentation of material defenses thereto. AmeriCal shall have the right to retain counsel of its own choice to represent it, and PHGN shall pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with their professional responsibilities, cooperate with PHGN and any counsel designated by PHGN. PHGN shall be liable for any settlement of any claim against AmeriCal made with PHGN's written consent, which consent shall not be unreasonably withheld. PHGN shall not, without the prior written consent of AmeriCal, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to AmeriCal of an unconditional and irrevocable release from all liability in respect of such claim.

         In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then PHGN and AmeriCal shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by them, and also their relative fault in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, AmeriCal shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by AmeriCal pursuant to the Agreement.

         Neither termination nor completion of the engagement of AmeriCal referred to above shall affect these Indemnification Provisions which shall remain operative and in full force and effect."